Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Intel Sells SSD Business and Dalian Facility to SK hynix

SANTA CLARA, Calif., Dec. 29, 2021 – Intel Corporation today announced it has completed the first closing of the sale of its NAND and SSD business, selling its SSD business (including the transfer of certain NAND SSD-associated intellectual properties (IP) and employees) and the Dalian NAND memory manufacturing facility in China to Seoul-based SK hynix. In exchange, SK hynix will pay Intel US $7 billion in consideration. The deal was announced Oct. 19, 2020.

Intel will continue to manufacture NAND wafers at SK hynix’s Dalian memory manufacturing facility and retain certain IP related to the manufacture and design of NAND flash wafers until the final closing of the transaction. The final closing is expected to occur in or after March 2025, when SK hynix will acquire from Intel the remaining NAND business assets, including certain IP related to the manufacture and design of NAND flash wafers, R&D employees and the Dalian fab workforce, for US $2 billion.

The SSD business will transition to a newly formed company, Solidigm, a subsidiary of SK hynix. Solidigm, whose name reflects a new paradigm in solid-state storage, will name Robert (Rob) B. Crooke as CEO. Crooke was previously senior vice president and general manager of Intel’s Non-Volatile Memory Solutions Group. Solidigm will have its headquarters in San Jose, California.

As previously disclosed, Intel intends to invest transaction proceeds to deliver leadership products and advance its long-term growth priorities.

About Intel

Intel (Nasdaq: INTC) is an industry leader, creating world-changing technology that enables global progress and enriches lives. Inspired by Moore’s Law, we continuously work to advance the design and manufacturing of semiconductors to help address our customers’ greatest challenges. By embedding intelligence in the cloud, network, edge and every kind of computing device, we unleash the potential of data to transform business and society for the better. To learn more about Intel’s innovations, go to newsroom.intel.com and intel.com.

About SK hynix Inc.

SK hynix Inc., headquartered in Korea, is the world’s top tier semiconductor supplier offering Dynamic Random Access Memory chips (“DRAM”), Flash memory chips (“NAND Flash”) and CMOS Image Sensors (“CIS”) for a wide range of distinguished customers globally. The Company’s shares are traded on the Korea Exchange, and the Global Depository shares are listed on the Luxemburg Stock Exchange. Further information about SK hynix is available at www.skhynix.com, news.skhynix.com

Forward-Looking Statements

Statements in this press release that refer to future plans and expectations, including with respect to the transactions contemplated by SK hynix’s agreement to acquire Intel’s NAND memory and storage business, NAND manufacturing and supply arrangements and other relationships between SK hynix and Intel, and Intel’s business and investment plans, are forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “goals,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” “will,” “would,” “should,” “could,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements that refer to or are based on estimates, forecasts, projections, uncertain events or assumptions, including statements relating to the benefits of the transactions contemplated by SK hynix’s agreement to acquire Intel’s NAND memory and storage business; the timing and closing conditions of such transactions; the timing of receipt of transaction consideration; anticipated trends in Intel’s business or the markets relevant to it; investment returns and benefits; and future products and technology and the availability and benefits of such products and technology also identify forward-looking statements. Such statements are based on current expectations and involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, that governmental authorities may not approve the transactions; that the final closing of the transactions may not occur or may be delayed; that expected financial or other benefits of the transactions may not be realized; that the timing of receipt of transaction consideration could be impacted by foreign exchange controls or other regulatory requirements; that litigation related to the transactions or limitations or restrictions imposed by regulatory authorities may delay, permanently restrain or negatively impact the transactions; that unanticipated transition costs may be incurred; that the transactions may not be supported by third parties; and that there may be negative changes in general economic or geopolitical conditions affecting the regions or the industries in which SK hynix and Intel operate; as well as the factors set forth in SK hynix’s most recent published business reports and Intel’s SEC filings, including Intel’s most recent reports on Forms 10-K and 10-Q. Copies of SK hynix’s business reports may be obtained by visiting SK hynix’s Investor Relations website at https://www.skhynix.com/eng/ir/irOverview.jsp. Copies of Intel’s SEC filings may be obtained by visiting Intel’s Investor Relations website at www.intc.com or the SEC’s website at www.sec.gov. Intel does not undertake, and expressly disclaims, any duty to update any statement made in this press release, whether as a result of new information, new developments or otherwise, except to the extent that disclosure may be required by law.

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CONTACTS:	Penelope Bruce	Tony Balow
	Media Relations	Investor Relations
	1-408-893-0601	1-503-696-0469
	Penelope.Bruce@intel.com	Tony.Balow@intel.com